Exhibit 99.1

Limoneira’s Joint Venture with Lewis Group of Companies Announces Additional 121 Homesite Closings with Lennar and Richmond American Homes

Joint Venture Has Now Closed 707 Residential Unit Sales; Completes Phase 1 at Harvest

SANTA PAULA, Calif.--(BUSINESS WIRE—November 1, 2023 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, announced today that its real estate development joint venture with The Lewis Group of Companies (“Lewis”) closed an additional 121 residential homesites at their Harvest at Limoneira master planned community in Santa Paula (“Harvest”). The 121 closings include 50 homesites purchased by Lennar, and 71 homesites purchased by Richmond American Homes. Both Lennar and Richmond American Homes, two of the country’s largest homebuilders, are the primary guest builders at Phase 1 of Harvest. Phase 1 at Harvest is comprised of 707 residential units.

Harold Edwards, President and Chief Executive Officer of the Limoneira Company, stated, “We are very pleased to announce the two closings totaling 121 homesites with our respected guest builders, Lennar and Richmond American Homes. This is our first announcement of homesite closings in fiscal 2023 and completes the sell-out of Phase 1’s 707 homesites.”

Including today’s announcement, Lennar has now purchased a total of 313 residential homesites within Phase 1 at Harvest, and this will be a continuation of Lennar’s closed-out Lavender community located within Harvest. The Lavender continuation will include three unique floor plans with three distinct architectural elevations. Richmond American Homes has now purchased a total of 209 residential homesites within Phase 1 at Harvest, and this will be a continuation of Richmond American Home’s closed-out Willow community located within Harvest. The Willow continuation will include four unique floor plans with four distinct architectural elevations.

Harvest at Limoneira is a well-balanced, comprehensively designed community providing a range of new housing options near the Pacific Ocean. Boasting scenic views, and close proximity to parks, hiking trails and popular retail destinations, this exceptional community continues to attract strong interest from new home buyers throughout Southern California.

About Limoneira Company

Limoneira Company, a 128-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors:
John Mills
Managing Partner
ICR 646-277-1254

Corporate Communications:

Michael Gonzales

Marketing Manager

Limoneira Company

805-525-5541 ext. 1069